Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

CorMedix Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	(1)	457(o)	6,323,833	$11.17	$70,637,214.60	0.0001381	$9,755.00

Total Offering Amounts:							$70,637,214.60		9,755.00
Total Fees Previously Paid:									0.00
Total Fee Offsets:									9,755.00
Net Fee Due:									$0.00

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low prices of the CorMedix Inc.’s (the “Company”) common stock on September 26, 2025 as reported on the Nasdaq Global Market.

Represents shares of the Company’s common stock that may be offered and sold from time to time by the selling securityholders identified herein and includes: (i) 3,323,833 shares of common stock issued to the selling securityholders pursuant to that certain Agreement and Plan of Merger, dated as of August 7, 2025, by and among the Company, Melinta Therapeutics, LLC, a Delaware limited liability company (“Melinta”), Coriander BidCo LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, and Deerfield Private Design Fund IV, L.P., a Delaware limited partnership (“Deerfield IV”), solely in its capacity as representative, agent and attorney-in-fact of the Melinta equityholders (the “Members’ Representative”) and (ii) up to 3,000,000 shares of common stock (“Milestone Shares”) that may be issuable upon the achievement of certain milestones as set forth in that certain Contingent Payment Agreement, dated as of August 29, 2025, by and among the Company, Melinta, Deerfield IV, Deerfield Private Design Fund III, L.P., a Delaware limited partnership, and the Members’ Representative, based upon certain assumptions as to the maximum number of shares issuable as Milestone Shares.

Table 2: Fee Offset Claims and Sources

Line Item Type	Registrant or Filer Name	Notes	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source

Rule 457(p)
Fee Offset Claims	CorMedix Inc.	(1)	S-3	333-290636	09/30/2025		$9,755.00	Equity	Common Stock, $0.001 par value per share	6,323,833	$70,637,214.60	$
Fee Offset Sources	CorMedix Inc.		S-3	333-290636		09/30/2025							10,814.56

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Rule 457(p) Statement of Withdrawal, Termination, or Completion:

(1)	A filing fee of $10,814.56 was previously paid in connection with the Registration Statement on Form S-3 (No. 333-290636) (the “Withdrawn Registration Statement”) filed by the registrant on September 30, 2025. The registrant withdrew the Withdrawn Registration Statement by filing a Form RW on October 3, 2025. As the Withdrawn Registration Statement was not declared effective, no securities were sold thereunder. In accordance with Rule 457(p) of the Securities Act, such previously paid filing fee will offset the filing fee payable in connection with this filing.